Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501

Isabella Bank Corporation Announces First Quarter 2018 Results
Momentum Continues in 2018

Mt. Pleasant, Michigan, April 30, 2018 - Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation (the “Corporation”) (OTCQX: ISBA), announced the Corporation’s earnings results for the first quarter of 2018. The Corporation reported net income of $3.5 million or earnings per common share of $0.44 for the first quarter of 2018. Achievements in the first quarter of 2018 include:

•	An increase in earnings per share of 25.7% since previous quarter reported

•	Deposit growth of $32.6 million during the quarter

•	Year over year loan growth of $80.1 million or 7.9%

•	Year over year investment & trust services income increased 15.2%

“We are pleased to report our first quarter earnings results for 2018,” stated Jae Evans. “While increasing our net interest income and margin continues to be challenging due to today’s interest rate environment, we were successful in generating growth in the first quarter of 2018. Our consistent focus on building customer relationships, loan growth and managing operating expenses, combined with the recent Federal tax rate changes, have aided our ability to generate growth in net income. These results are a solid foundation to our overall 2018 performance.”
Net Income
Net income for the three months ended March 31, 2018 increased $326,000 when compared to the same period in 2017. This increase was driven, in part, by a significant increase in interest income as the result of strong loan growth, which totaled $80.1 million during the prior 12 months. Net interest income increased by $690,000 for the first three months of 2018 in comparison to the same period in 2017. Provision for loan losses increased by $357,000 for the first three months of 2018 in comparison to the same period in 2017 as a result of a combination of loan growth and an increase in nonperforming agricultural loans. Strong operating expense controls were maintained with expenses increasing by only $145,000 when comparing the same two periods. In addition, net income in 2018 has benefited from the lower federal statutory tax rate established by the 2017 Tax Cuts and Jobs Act.
The Corporation's fully taxable equivalent net yield on interest earning assets was 2.95% for the three month period ended March 31, 2018. The Federal Reserve Bank increased short-term interest rates during the first quarter of 2018 and projects further increases in 2018. The Corporation anticipates improvements in the net yield on interest earning assets as a result of a combination of projected Federal Reserve Bank short-term rate increases, assets repricing faster than liabilities, asset mix shifting to an increasing percentage of loans compared to investment securities, and strategic growth in loans and other income earning assets.
Assets
As of March 31, 2018, total assets were $1.8 billion and assets under management were $2.5 billion, with both decreasing slightly from December 31, 2017. Assets under management include $262.5 million of loans sold and serviced, and $470.6 million of assets managed by the Corporation's Investment and Trust Services Department. Total assets under management increased $56.9 million over the prior 12 months.
Loans
Loans outstanding as of March 31, 2018 totaled $1.1 billion and increased as anticipated during the first quarter of 2018. The Corporation's loan portfolio grew by $80.1 million or 7.9% during the prior 12 months. This growth was largely driven by the commercial and agricultural loan portfolio which increased $63.1 million during this time period. Also contributing to this growth were increases in residential real estate and consumer loans of $17.0 million.
Deposits
Deposit grew $32.6 million during the first quarter of 2018 and $66.8 million during the prior 12 months. This growth during the last three months ended March 31, 2018 was largely related to the demand deposit base as well as certificates of deposit. Product pricing and the high level of customer service continue to attract new business. Growth in deposits is essential to increasing net interest income and the net yield on interest earning assets. Deposits continue to be the desired funding source for loan growth given the cost of funding.

Capital
Isabella Bank, the Corporation’s banking subsidiary, continues to be designated as a “well capitalized” institution as its capital ratios exceeded the minimum requirements for this designation. As of March 31, 2018, the Corporation’s Tier 1 Leverage Ratio was 8.7%, Tier 1 Capital Ratio was 12.3% and Total Capital Ratio was 13.0%.
Dividends
During the first quarter of 2018, the Corporation paid a $0.26 per common share cash dividend. Cash dividends paid in the first quarter represented a 4.0% increase over the cash dividends paid in first quarter of 2017. Based on the Corporation's closing stock price of $27.40 as of March 29, 2018, the annualized cash dividend yield was 3.8%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan and employs more than 400 individuals. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of our customers and communities for 115 years. Isabella Bank has 29 banking locations and a loan production office throughout seven Mid-Michigan counties and has been recognized on the Detroit Free Press list of “Top Workplaces” for the past five years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended March 31
INCOME STATEMENT DATA	2018	2017
Interest income	$15,121	$13,861
Interest expense	3,401	2,831
Net interest income	11,720	11,030
Provision for loan losses	384	27
Noninterest income	2,487	2,616
Noninterest expenses	10,096	9,951
Federal income tax expense	265	532
Net income	$3,462	$3,136

PER SHARE DATA
Basic earnings	$0.44	$0.40
Diluted earnings	$0.43	$0.39
Dividends	$0.26	$0.25
Close*	$27.40	$27.60
Common shares outstanding*	7,894,341	7,843,120

BALANCE SHEET DATA*
Gross loans	$1,093,002	$1,012,920
Investment securities	$547,762	$586,517
Total assets	$1,799,592	$1,760,860
Deposits	$1,297,868	$1,231,061
Borrowed funds	$303,113	$327,375
Shareholders' equity	$191,090	$190,976

ASSETS UNDER MANAGEMENT*
Loans sold with servicing retained	$262,541	$270,217
Assets managed by our Investment and Trust Services Department	$470,578	$444,749
Total assets under management	$2,532,711	$2,475,826

CAPITAL RATIOS*
Tier 1 leverage	8.7%	8.5%
Tier 1 risk-based capital	12.3%	12.5%
Total risk-based capital	13.0%	13.1%
* At end of period